Exhibit 99.1

Panacea Acquisition Corp. II Announces Pricing of

$150,000,000 Initial Public Offering

SAN FRANCISCO, CA, April 6, 2021 — Panacea Acquisition Corp. II (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 15,000,000 Class A ordinary shares at a price of $10.00 per share. The Company is sponsored by EcoR1 Panacea Holdings II, LLC, an affiliate of EcoR1 Capital, LLC. While the Company may pursue an initial business combination target in any industry or geographic location, it intends to focus its search for a target business operating in the biotechnology sector that is domiciled in North America or Europe.

The Class A ordinary shares are expected to be listed on The Nasdaq Capital Market and trade under the ticker symbol “PANA” beginning April 7, 2021.

Cowen is serving as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 Class A ordinary shares at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cowen, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, or by fax at 631-254-7140.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Panacea Acquisition Corp. II

Please email: panacea@ecor1cap.com